Exhibit 99.(n)

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholder

Prudential Global Short Duration High Yield Fund, Inc.:

We consent to the use of our report, dated November 19, 2012, incorporated by reference herein, with respect to the statement of assets and liabilities (in Organization) of Prudential Global Short Duration High Yield Fund, Inc., as of October 1, 2012, and the related statement of operations (in Organization) for the period July 23, 2012 to October 1, 2012, and to the references to our firm under the heading “Independent Registered Public Accounting Firm” in the prospectus and the statement of additional information on Form N-2.

New York, New York

December 19, 2012